EXHIBIT 99.2

STOCK OPTION AWARD AGREEMENT

FOR

«Full_Name»

VERISK ANALYTICS, INC.

2013 EQUITY INCENTIVE PLAN

STOCK OPTION AWARD AGREEMENT FOR EMPLOYEES

You (the “Optionee”) have been granted non-qualified stock options (this “Award”), effective as of _________ (the “Grant Date”) by Verisk Analytics, Inc. (the “Company”) on the following terms and subject to the provisions of the Verisk Analytics, Inc. 2013 Equity Incentive Plan (the “Plan”).

Section 1.  Definitions.

Unless otherwise defined in this Award Agreement, the terms in the Plan shall have the same defined meaning in this Award Agreement.  If the Optionee is employed by or otherwise provides services to a Subsidiary, the definition of “Company” in this Award Agreement shall include the Subsidiary as appropriate to the context in which such term is used; provided, however, that references to “Company” in the definition of “Change in Control” below mean solely Verisk Analytics, Inc.

(a)      “Cause” means the occurrence of any one or more of the following:

(i)      the Optionee is convicted of (or pleads nolo contendere to) a felony, a crime involving moral turpitude or common law fraud;

(ii)     the Optionee’s willful and continued failure to substantially perform the Optionees’s material duties for the Company after written notice from the Company;

(iii)    the Optionee engages in willful misconduct or gross neglect, in either case resulting in demonstrable harm to the Company; or

(iv)    the Optionee willfully violates the written policies of the Company applicable to the Optionee, resulting in demonstrable harm to the Company.

(b)       “Change in Control” shall mean the occurrence of any of the following events:

(i)      any “person”, as such term is used in Section 13(d) of the Securities Exchange Act of 1934, or group of persons (excluding persons that are Company benefit plans) becomes (directly or indirectly) a “beneficial owner”, as such term is used in Rule 13d-3 promulgated under that Act, of 30% or more of any class of voting securities entitled to vote for the election of directors of the boards (“Voting Securities”) of either the Company or Insurance Services Offices, Inc. (“ISO”), a Delaware corporation (measured either by number of Voting Securities or by voting power);

(ii)     a majority of the Board consists of individuals other than “Incumbent Directors,” which term means the members of such Board on the Grant Date; provided that any individual becoming a director subsequent to such date whose election or nomination for election was supported (other than in connection with any actual or threatened proxy contest) by two-thirds of the directors who then comprised the Incumbent Directors shall be considered to be an Incumbent Director;

(iii)    the Board of the Company or the board of directors of ISO approves a plan of liquidation for its respective company; or

(iv)    (x) either of the Company or ISO combines with another entity and is the surviving entity, or (y) all or substantially all of the assets or business of either of the Company or ISO is disposed of pursuant to a sale, merger, consolidation, liquidation, dissolution or other transaction or series of transactions (collectively, a “Triggering Event”) unless the holders of Voting Securities of such entity immediately prior to such Triggering Event own, directly or indirectly, by reason of their ownership of Voting Securities of such entity immediately prior to such Triggering Event, more than 50% of the Voting Securities (measured both by number of Voting Securities and by voting power) of (1) in the case of a combination in which such entity is the surviving entity, the surviving entity and (2) in any other case, the entity (if any) that succeeds to substantially all of such entity’s business and assets.

(c)      “Disability” means the Optionee ceases his or her employment with the Company because he or she is unable, as a result of mental or physical illness, to perform the essential duties of his or her position with the Company with reasonable accommodation.

(d)      “Good Reason” means, without the Optionee’s express prior written consent, the occurrence of any one or more of the following:

(i)      a material adverse change in either the Optionee’s duties and responsibilities (including removal from any position the Optionee holds) or reporting relationship from those in effect immediately prior to the Change in Control, provided that the Company no longer being a public company will not itself constitute a Good Reason event under this clause (i) as long as the Company has an independent board of directors;

(ii)     a material reduction by the Company of the Optionee’s base salary in effect immediately prior to the Change in Control or as the same shall be increased from time to time, unless such reduction is part of an across-the-board reduction of not more than 10% (in the aggregate including all reductions) applicable to all similarly situated employees of the Company;

(iii)    if applicable, a material reduction by the Company of the Optionee’s Target Bonus (as defined below) in effect immediately prior to the Change in Control or as the same shall be increased from time to time, unless such reduction is part of an across-the-board reduction of not more than 10% (in the aggregate including all reductions) applicable to all senior executives of the Company;

(iv)    the relocation of the Optionee’s office more than 40 miles from the Optionee’s principal place of employment immediately prior to the Change in Control if such relocation materially increases the Optionee’s commute;

(v)    a reduction by at least 5% of the aggregate benefits under employee benefit plans provided to the Optionee by the Company following a Change in Control as compared with the aggregate benefits made available to the Optionee immediately prior to such Change in Control; or

(vi)   any failure by a successor to the Company as a result of the Change in Control to obtain the assumption in writing or by operation of law of its obligations under this Award Agreement by any subsequent successor to all or substantially all of the Company’s business or assets upon or prior to the consummation of any such transaction.

Notwithstanding the foregoing, the Optionee shall not be entitled to terminate employment for Good Reason unless the Optionee provides the Company with written notice of the events giving rise to Good Reason no later than 120 days after the date the Optionee learns of the occurrence of the event and the Company fails to cure such event(s) within 10 days following receipt of such notice (provided that in the case of any notice pursuant to clause (vi), the Company’s cure right shall end on the date of the consummation of the transaction).

(e)      “Retirement” means the termination by the Optionee of his or her employment with the Company after he or she (i) has reached age 62 and (ii) has been employed by the Company for at least five consecutive years immediately prior to such termination of employment.

(f)       “Target Bonus” means the target cash award opportunity as a percentage of the Optionee’s annual base salary under the Company’s annual short term incentive compensation plan in effect for the Optionee immediately prior to the Change in Control.

Section 2.  Grant and Acceptance of Option.

(a)      The Company hereby grants to the Optionee, effective as of the Grant Date, the right and option (this “Option”) to purchase all or any part of an aggregate number of whole Shares specified in Schedule I attached hereto, as amended or supplemented from time to time, subject to, and in accordance with, the terms and conditions set forth in the Plan and this Award Agreement.

(b)      This Award Agreement shall be construed in accordance with, and shall be subject to, the provisions of the Plan (the provisions of which are incorporated herein by reference).

(c)      The Optionee’s signature and delivery of a copy of this Award Agreement will not commit the Optionee to purchase any Shares that are subject to the Option but will evidence the Optionee’s acceptance of the Option upon the terms and conditions herein stated.

(d)      This Option is not intended to qualify as an Incentive Stock Option within the meaning of Section 422 of the Code.

Section 3.  Purchase Price.  The price per Share at which the Optionee shall be entitled to purchase Shares upon the exercise of the Option (the “Option Price”) is set forth on Schedule I hereto.

Section 4.  Duration of Option.  Upon becoming exercisable, the Option shall remain exercisable to the extent and in the manner provided herein for a period of 10 years from the Grant Date (the “Exercise Term”), unless the Option earlier ceases to be exercisable pursuant to Section 5 of this Award Agreement.

Section 5.  Exercisability of Option; Termination Period. (a) Unless otherwise provided by the Board or Committee, the Plan or this Award Agreement, the Option shall entitle the Optionee to purchase, in whole at any time or in part from time to time, the total number of Shares covered by the Option after the expiration of the period(s) of time set forth in the vesting schedule in Schedule I, provided, however, that if the Optionee ceases to be an employee of the Company by reason of the Optionee’s:

(i)      death;

(ii)     Disability;

(iii)    Retirement; or

(iv)    within two years following a Change in Control, termination of employment for Good Reason; or

(v)     within two years following a Change in Control, termination of employment by the Company without Cause;

the Option shall immediately be exercisable with respect to the total number of unexercised Shares covered by the Option (whether or not the period(s) of time set forth in the vesting schedule in Schedule I shall have expired), and shall remain exercisable for a period of 12 months following the date the Optionee ceased to be an employee of the Company.

(b)      If the Optionee’s employment is terminated by the Company for Cause, the Option shall immediately terminate with respect to all Shares covered by the Option whether or not previously exercisable.

(c)      For purposes of this Award Agreement, any transfer of the Optionee’s employment from the Company to a Subsidiary (or any transfer of the Optionee’s employment from one Subsidiary to another Subsidiary), related entity, or affiliate of the Company, with or without the Optionee’s consent, shall not constitute termination of the Optionee’s employment with the Company.  Upon any such transfer of the Optionee’s employment, the definition of “Company” shall thereafter include any Subsidiary, related entity or affiliate as appropriate to the context in which such term is used; provided, however, that references to “Company” in the definition of “Change in Control” under this Award Agreement shall continue to refer solely to Verisk Analytics, Inc.

(d)      If the Optionee’s employment with the Company terminates for any reason other than those set forth in Sections 5(a) or 5(b) of this Award Agreement, the Option (i) shall immediately terminate with respect to any Shares that have not yet become exercisable and (ii) shall terminate and cease to be exercisable with respect to any previously exercisable shares at 5:00 p.m. Eastern time on the 90th day following the date of such termination of employment or, if such day is not a Business Day, on the first day thereafter that is a Business Day.  “Business Day” means a day on which the banks in New York City are generally open for business.

Section 6.  Manner of Exercise and Payment.

(a)      Subject to the terms and conditions of this Award Agreement and the Plan, the Optionee (or the Optionee’s, representative, devisee or heir, as applicable), may exercise any portion of the Option that has become exercisable in accordance with the terms of this Award Agreement by delivering to the Secretary of the Company or his or her designee, at its principal executive office written notice in form acceptable to the Committee specifying the number of whole Shares to be purchased.  The notice shall be signed by the person or persons exercising the Option and shall be an irrevocable election to exercise such Option.  If requested by the Committee, such person or persons shall provide satisfactory proof as to the right of such person or persons to exercise the Option.

(b)      The notice of exercise described above shall be accompanied by the aggregate Option Price for the Shares in respect of which the Option is being exercised.  Payment shall be (i) in cash, by certified or bank cashier’s check payable to the order of the Company, free from all collection charges, (ii) in unencumbered Shares (including, unless the Committee determines in its sole discretion that it would result in adverse accounting treatment (including under Statement of Financial Accounting Standards Board No. 123R), Shares otherwise to be delivered upon exercise of the Option) having a Fair Market Value equal to the full amount of the Option Price therefor or (iii) such other form as may be permitted by the Committee.

(c)      Any applicable withholding taxes shall be payable (i) in cash, (ii) by delivery of Shares previously purchased by the Optionee, (iii) by the Company withholding that number of Shares sufficient to satisfy the minimum required statutory withholding obligation or (iv) by a combination of such forms of payment.

(d)      Any exercise shall be effective as of the date specified in the notice of exercise (or otherwise in accordance with rules that may be established by the Committee from time to time), provided that such date is not earlier than the date that the Company actually receives the full purchase price for the Shares (or adequate provision therefor) in respect of which the Option is being exercised and the amount of any applicable withholding taxes to be paid, subject to the exercise method elected by the Optionee and permitted by Section 6(b) above.

(e)      The Optionee shall not be deemed to be the holder of, or to have any of the rights of a holder with respect to, any Shares subject to the Option until such Shares have been paid for in full and issued to the Optionee.

Section 7.  Non-Competition.

(a)      As a condition of eligibility for the Option awarded hereunder, and participation in the Plan, Optionee agrees that during the term of his/her employment and for a period of one (1) year after such employment with the Company or any Subsidiary terminates for any reason, Optionee will not, without the prior written consent of the Company, engage directly or indirectly in any business (either financially or as a shareholder, employee, officer, partner, independent contractor, owner, or in any other capacity calling for the rendition of personal services or acts of management, operation or control) which is competitive with the business of the Company or any Subsidiary of the Company to which Optionee provides or provided services during the period of his/her employment. Nothing contained herein shall preclude the ownership by Optionee of less than 5% of any class of any publically traded securities.

(b)      Optionee further acknowledges and agrees, that in the event of any breach of this non-competition provision, to the extent permitted by law the

Company has the right to rescind or otherwise recoup any Options awarded under this Agreement (or any prior option award agreement) or the financial equivalent thereof if the Options have already been vested and exercised.   The exercise by the Company of the rescission or recoupment right contained in this provision shall not limit any other remedy in law or equity available to the company for breach of this Agreement.

(c)      Optionee further acknowledges and agrees that prior to accepting any future employment or other engagement during the restrictive covenant period established herein or in any other document executed in connection with his/her employment with the Company or any Subsidiary, Optionee will give written notice to the Company, with such notice including the identity of the company or entity with which Optionee will be employed or otherwise engaged, job title or position, and general responsibilities.  Additionally, Optionee agrees to provide a copy of any restrictive covenant agreements to prospective employers or relevant third parties prior to commencing employment or other engagement during the restrictive covenant periods.  Similarly, in the event that Optionee ceases working for the Company or any Subsidiary, Optionee hereby consents to notification to his/her new employer or other relevant third parties about the obligations under this Agreement and any other restrictive covenant agreements entered into with the Company or any Subsidiary, and understands and consents that the Company may provide a copy of such documents to such third parties in connection with such notification.

(d)       The covenants contained in this Section 7 shall be in addition to, and not in lieu of (and shall not supersede), any obligation contained in any other agreement between Participant and the Company and any of its Subsidiaries or Affiliates.

Section 8.  Nontransferability.  The Optionee shall not be permitted to sell, assign, transfer, pledge or otherwise encumber all or any portion of an unexercised Option.  During the life of the Optionee, the Option shall be exercisable only by the Optionee, the Optionee’s guardian or legal representative.

Section 9.  No Right to Continued Employment.  Nothing in this Award Agreement or the Plan shall be interpreted or construed to confer upon the Optionee any right with respect to continuation of employment by the Company, nor shall this Award Agreement or the Plan interfere in any way with the right of the Company to remove the Optionee as an officer or employee of the Company.

Section 10.  Withholding of Taxes.  The Company shall have the right to deduct from payments (including cash, Shares or other securities) to the Optionee hereunder any federal, state and local income taxes and other amounts as may be required by law to be withheld with respect to such payments.

Section 11.  Optionee Bound by the Plan.  The Optionee hereby acknowledges receipt of a copy of the Plan, as amended, and agrees to be bound by all terms and provisions thereof.

Section 12.  Modification of Award Agreement.  This Award Agreement may be modified, amended, suspended, or terminated, and any terms or conditions may be waived, but only by a written instrument executed by each of the parties hereto.

Section 13.  Severability.   If any covenant set forth in this Agreement is determined by a court to be unenforceable by reason of its extending for too great a period of time or over too great a geographic area, or by reason of its being too extensive in any other respect, such covenant shall be interpreted to extend only for the longest period of time and over the greatest geographic area, and to otherwise have the broadest application as shall be enforceable.  The invalidity or unenforceability of any particular provision of this Agreement shall not affect any other provisions hereof, which shall continue in full force and effect.  Without limiting the generality of the foregoing, the covenants contained herein shall be construed as a series of separate covenants, one for each state of the United States and for each other jurisdiction, worldwide, in which the Company and its affiliates conducts business.  Except for geographical coverage, each such separate covenant shall be deemed identical in terms and binding to the fullest extent permitted under existing applicable law.

Section 14.  Successors in Interest.  This Award Agreement shall inure to the benefit of and be binding upon each successor to the Company.  This Award Agreement shall inure to the benefit of the Optionee’s legal representatives.  All obligations imposed upon the Optionee and all rights granted to the Company under this Award Agreement shall be final, binding and conclusive upon the Optionee’s heirs, executors, administrators and successors.

Section 15.  Resolution of Disputes.  Any dispute or disagreement which may arise under, or as a result of, or in any way relate to, the interpretation, construction or application of this Award Agreement shall be determined by the Committee.  Any determination made by the Committee hereunder shall be final, binding and conclusive on the Optionee and the Company for all purposes.

Section 16.  Notices.  Any notice, request, consent, waiver or other communication required or permitted to be delivered hereunder shall be effectively delivered only if it is in writing and personally delivered or sent by Express Mail, Federal Express or similar overnight delivery service, addressed as set forth below, or sent by facsimile to the number set forth below with confirmation received and followed by a writing personally delivered or sent by Express Mail, Federal Express or similar overnight delivery service.

If to Optionee:

The address specified from time to time in the employment records of the Company.

If to the Company:

VERISK ANALYTICS, INC.
545 Washington Boulevard
Jersey City, New Jersey 07310-1686
Attention:    Secretary
Facsimile:     (201) 748-1429

or such other person or address or to such other facsimile number as the addressee may have specified in a notice duly given to the sender as provided herein.  Such notice or communication shall be deemed to have been delivered as of the date of acknowledged receipt.

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VERISK ANALYTICS, INC.

By:
Name:
Title:

OPTIONEE:

«Full_Name»